Exhibit 99.1

May 18, 2007	Contact:	Scott R. Royster, EVP and CFO
FOR IMMEDIATE RELEASE		(301) 429-2642
Washington, DC
RADIO ONE, INC. Receives Nasdaq Notice regarding
Delayed Filing of Form 10-Q
Washington, DC: — Radio One, Inc. (Nasdaq: ROIAK and ROIA) today announced that it received an additional Staff Determination Notice from the staff of The Nasdaq Stock Market on May 15, 2007, pursuant to Nasdaq Marketplace Rule 4310(c)(14), due to the delay in filing its quarterly report on Form 10-Q for the quarter ended March 31, 2007. Radio One stated that it will not be able to file its Form 10-Q for the period ended March 31, 2007 within the time period prescribed by the Securities and Exchange Commission because it has not completed the restatement of its financial statements. As previously announced, Radio One’s audit committee, with the assistance of outside counsel, has undertaken a voluntary review of Radio One’s historical stock option granting practices. As a result of that review, Radio One expects to restate its historical financial statements to record additional stock-based compensation expense with respect to certain stock option grants over the vesting periods of the options. The determination of the amount of such charges, the resulting tax impact, and how the accounting adjustments will be reflected in its financial statements is being finalized and reviewed by the company’s independent auditors.
     As also previously announced, Radio One received a Staff Determination Notice from The Nasdaq Stock Market on March 19, 2007, when it did not file the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, by the due date for the report, stating that Radio One was not in compliance with Nasdaq Marketplace Rule 4310(c)(14). Radio One requested a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to review the determination. This request was granted, and, at a hearing held on May 3, 2007, the Company requested an extension of time to file its Form 10-K and subsequent Form 10-Q. The Panel’s decision is pending. Radio One’s stock will continue to be listed on the Nasdaq Global Market until the Panel issues its final written determination and during any extension that is allowed by the Panel.
     Radio One continues to work diligently to complete the restatement process and, upon completion and audit of the restated financial statements, will file its Form 10-K for the fiscal year ended December 31, 2006. Radio One intends to file the Form 10-Q as promptly as practicable thereafter.
     Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2006 net broadcast revenue) and the largest radio broadcasting company that primarily targets African-American and urban listeners. On a pro forma basis, Radio One owns and/or operates 61 radio stations located in 20 urban markets in the United States. Additionally, Radio One owns Magazine One, Inc. (d/b/a Giant Magazine) (www.giantmag.com), interests in TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans and Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner. Radio One also operates the only nationwide African-American news/talk network on free radio and programs “XM 169 The POWER,” an African-American news/talk channel, on XM Satellite Radio.
Cautionary Note Regarding Forward Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent management’s current expectations and are based upon information available to Radio One at the time of this release. These forward-looking statements include involve risks and uncertainties; actual results may differ significantly. These risks and uncertainties include, but are not limited to, the outcome of the Nasdaq hearing; the impact of a potential adverse determination from Nasdaq; the possibility that Radio One may continue to be unable able to file the requisite periodic reports on a timely basis; and the timing, results and final conclusions of the audit committee’s review of Radio One’s stock option grant practices; and completion of its restated and current financial statements. Radio One does not undertake to update any forward-looking statements, other than as required by law.